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PROSPECTUS SUPPLEMENT DATED JANUARY 5, 2001
(TO PROSPECTUS DATED DECEMBER 15, 2000)

                                        Filed pursuant to Rule 424(b)(3) and (c)
                                                   Commission File No. 333-50548

                    [Leap Wireless International, Inc. Logo]

                       Leap Wireless International, Inc.
                         732,874 Shares of Common Stock
                           -------------------------

     This prospectus supplement supplements the prospectus, dated December 15, 2000, of Leap Wireless International, Inc. relating to the offer and sale by the selling security holders identified in the prospectus of up to 732,874 shares of Leap Wireless International, Inc. common stock who received such shares in connection with our acquisition of wireless licenses or upon the partial exercise of an outstanding warrant. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that information contained herein supersedes the information contained in the prospectus.

                            SELLING SECURITY HOLDERS

     Recently, Zuma PCS, LLC distributed the 170,374 shares of common stock it owned to its members, Alta Communications VII, L.P., Scott Donohue and Prime VIII, L.P., upon complete liquidation, which distributees were not specifically named in the prospectus. The following table sets forth information with respect to the shares owned by stockholders of Leap who were not specifically identified in the prospectus as selling security holders and updates the share ownership information for QUALCOMM Incorporated as of January 4, 2001. Under the rules of the Securities and Exchange Commission, beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power or has the right to acquire voting and/or investment power within 60 days. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling security holders. The table of selling security holders in the prospectus is hereby amended to include the following selling security holders and update the share ownership information for QUALCOMM Incorporated:

                                                                                              SHARES BENEFICIALLY
                                                    NUMBER OF SHARES         NUMBER OF       OWNED AFTER OFFERING
                                                   BENEFICIALLY OWNED         SHARES        -----------------------
                      NAME                        PRIOR TO THE OFFERING    BEING OFFERED     NUMBER      PERCENTAGE
                      ----                        ---------------------    -------------    ---------    ----------
Alta Communications VII, L.P.(1)................          101,679             101,679              --         --
Scott Donohue...................................           26,408              26,408              --         --
Prime VIII, L.P.(2).............................           42,287              42,287              --         --
QUALCOMM Incorporated...........................        5,161,624(3)          562,500       4,599,124       14.2%

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(1) The General Partner of Alta Communications VII, L.P. exercises sole voting and investment powers with respect to the shares held by the fund. Alta Communications VII Managers, LLC is the General Partner of Alta Communications VII, L.P. The respective members of this LLC may be deemed to share voting and investment powers for the shares held by this fund. These members disclaim beneficial ownership of all such shares held by the fund except to the extent of their proportionate pecuniary interests therein.

(2) The General Partner of Prime VIII, L.P. exercises sole voting and investment powers with respect to the shares held by the fund. Prime SKA I, LLC is the General Partner of Prime VIII, L.P. The respective members of this LLC may be deemed to share voting and investment powers for the shares held by this fund. These members disclaim beneficial ownership of all such shares held by the fund except to the extent of their proportionate pecuniary interests therein.

(3) Consists partially of the right to purchase 3,375,000 shares of Leap common stock for approximately $6.11 per share under a warrant. The warrant is fully exercisable and expires in September 2008. This table also reflects Qualcomm's right to purchase approximately 770,924 shares of common stock at an exercise price of $96.80 per share, under warrants which Qualcomm purchased in our February 2000 units offering. Such warrants are exercisable beginning February 23, 2001 and expire on April 15, 2010.